On October 5, 2000, a special meeting of shareholders was held for the purpose of considering a plan of reorganization between the Chase Vista Prime Money Market Fund and the Chase Vista Cash Management Fund. Prior to the meeting, the Board of Trustees of MFG (Mutual Fund Group) carefully reviewed the proposal and subsequently approved it. The Board also recommended that shareholders also approve the measure. Under the proposal, all of the net assets of the Chase Vista Cash Management Fund would be acquired by the Chase Vista Prime Money Market Fund.
The transaction would also be structured for tax purposes to qualify as a tax-free reorganization under the Internal Revenue Code. Under the reorganization plan, each shareholder of the Cash Management Fund would receive shares in the Prime Money Market Fund with a value equal to their holdings in the Cash Management Fund. The transfer of holdings by class are as follows: holders of "Vista Class" shares in the Cash Management Fund would receive "Vista Class" shares in the Prime Money Market Fund; holders of "Premier Class" shares in the Cash Management Fund would receive "Premier Class" shares in the Prime Money Market Fund; and holders of "Institutional Class" shares in the Cash Management Fund would receive "Institutional Class" shares in the Prime Money Market Fund.
On October 20, 2001, Prime Money Market Fund acquired the net assets of the Cash Management Money Market Fund.

On January 26, 2001, a special meeting of shareholders was held for the purpose of considering a plan of reorganization between the Chase Vista Prime Money Market Fund and the Chase Money Market Fund. Prior to the meeting, the Board of Trustees of MFG (Mutual Fund Group) carefully reviewed the proposal and subsequently approved it. The Board also recommended that shareholders also approve the measure. Under the proposal, all of the net assets of the Chase Money Market Fund would be acquired by the Chase Vista Prime Money Market Fund. The transaction would also be structured for tax purposes to qualify as a tax-free reorganization under the Internal Revenue Code. Under the reorganization plan, each shareholder of the Chase Money Market Fund would receive shares in the Prime Money Market Fund with a value equal to their holdings in the Chase Money Market Fund. The transfer of holdings by class are as follows: holders of "Investor Class" shares in the Chase Money Market Fund would receive "Vista Class" shares in the Prime Money Market Fund; and holders of "Premier Class" shares in the Chase Money Market Fund would receive "Premier Class" shares in the Prime Money Market Fund. On February 16, 2001, Prime Money Market Fund acquired the net assets of the Chase Money Market Fund.